Exhibit 10.22

May 9, 2022

ECARX HOLDINGS INC.
as the Issuer

and

LOTUS TECHNOLOGY INC.
as the Investor

CONVERTIBLE NOTE PURCHASE AGREEMENT

SCHEDULE 1 FORM OF CONVERTIBLE SENIOR NOTE

SCHEDULE 2 DISCLOSURE SCHEDULE

THIS CONVERTIBLE NOTE PURCHASE AGREEMENT (this “Agreement”) is made on May 9, 2022

BETWEEN:

(1)	ECARX HOLDINGS INC., an exempted company incorporated under the laws of the Cayman Islands (the “Issuer”); and

(2)	LOTUS TECHNOLOGY INC., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Investor”).

(All the foregoing parties shall together be referred to as the “Parties” and each a “Party”.)

WHEREAS:

(A)	The Issuer proposes to issue, and the Investor proposes to subscribe for, on and subject to the terms and conditions set out in this Agreement, a senior unsecured convertible note in the principal amount equal to the Purchase Price (as defined below), convertible into fully paid Conversion Shares (as defined below).

(B)	The Issuer intends to apply for a listing of its securities on New York Stock Exchange, NASDAQ, The Stock Exchange of Hong Kong Limited or Singapore Stock Exchange or other internationally recognized stock exchange duly approved by the Issuer (“Approved Exchange”), as the case may be, through a De-SPAC Transaction or an IPO, as the case may be (the “Listing”), after the consummation of the transactions contemplated hereby.

IT IS HEREBY AGREED as follows:

1.	DEFINITIONS

1.1	The following terms and expressions used in this Agreement, unless the context otherwise requires, shall have the following meanings:

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person. Without limiting the generality of the foregoing, (i) a natural person’s Affiliates shall include such natural person’s spouse, children, parents, siblings, spouse’s parents, spouse’s siblings and their spouses, children’s spouses, siblings’ spouses, and any other Person that directly or indirectly Controlled by any of the aforesaid individuals, and (ii) if a Person is an investment fund or an entity directly or indirectly Controlled by an investment fund, Affiliates of such Person shall additionally include any fund manager associated with such investment fund and any investment fund managed or co-managed by such fund manager, and the general partner(s) and limited partner(s) of any such investment fund.

“Articles” means the memorandum and articles of association of the Issuer as amended from time to time;

“Authority” means any governmental or regulatory commission, board, body, authority or agency, or any stock exchange, self-regulatory organisation or other non-governmental regulatory authority, or any court, tribunal or arbitrator, in each case whether national, central, federal, provincial, state, regional, municipal, local, domestic or foreign;

“Board” means the board of directors of the Issuer;

“Business Day” means any day that is not a Saturday, Sunday, legal holiday or another day on which commercial banks are required or authorized by law to be closed in the PRC, Hong Kong, the U.S. or the Cayman Islands;

“Closing” means the completion of the issuance and subscription of the Notes by the Investors in accordance with clause 3;

“Closing Date” means the date of the Closing, which shall be the third (3rd) Business Day after the conditions to the Closing set forth in clause 4 below (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) are satisfied or duly waived, or on such other date as the parties may otherwise agree in writing;

“Company Registered IP” means all patents, trademarks, service marks, trade names, domain names, copyrights and other forms of Intellectual Property for which registrations have been obtained throughout the world (and all applications for, or extensions or reissues of, any of the foregoing throughout the world) that are owned by, or registered or applied for in the name of, a Group Company;

“Company Owned IP” means Company Registered IP and all Intellectual Property owned by the Group Companies but not covered under Company Registered IP;

“Confidential Information” has the meaning given to it in clause 10.1;

“Contract” means, a contract, agreement, understanding, indenture, note, bond, loan, instrument, lease, mortgage, franchise, license, commitment, purchase order, and other legally binding arrangement, whether written or oral;

“Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise; provided, that such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person. The terms “Controlled” and “Controlling” have meanings correlative to the foregoing;

“Conversion Shares” means shares of the Issuer to be issued on the conversion of the Note in accordance with the Convertible Senior Note, namely, (i) if the Issuer consummates a Listing on or prior to the Maturity Date, the Class A ordinary shares or other securities of the Issuer to be listed on the Approved Exchange in the Listing (as applicable), and (ii) if no Listing is consummated on or prior to the Maturity Date, upon the Investor’s written election for conversion, the Series B Preferred Shares;

“Convertible Senior Note” or “Note” means each instrument to be executed by the Issuer constituting the Note in the form set out in Schedule 1 to this Agreement, and “Convertible Senior Notes” or “Notes” shall be construed accordingly;

“De-SPAC Transaction” means an “initial business combination” involving a special purpose acquisition vehicle, pursuant to which the Issuer’s capital stock is, or is exchanged for equity securities of a person that is, listed or approved for listing on an Approved Exchange.

“Governmental Order” means any applicable order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Authority;

“Group” or “Group Companies” means collectively the Issuer and its Subsidiaries, and a “Group Company” means any entity within the Group;

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC;

“Hong Kong IPO” means an IPO of the Company on The Stock Exchange of Hong Kong Limited;

“Intellectual Property” means any and all (i) patents, patent rights and applications therefor and reissues, re-examinations, continuations, continuations-in-part, divisions, and patent term extensions thereof, (ii) inventions (whether patentable or not), discoveries, improvements, concepts, innovations and industrial models, (iii) registered and unregistered copyrights, copyright registrations and applications, mask works and registrations and applications therefor, author’s rights and works of authorship (including artwork, software, computer programs, source code, object code and executable code, firmware, development tools, files, records and data, and related documentation), (iv) URLs, web sites, web pages and any part thereof, (v) technical information, know-how, trade secrets, drawings, designs, design protocols, specifications, proprietary data, customer lists, databases, proprietary processes, technology, formulae, and algorithms and other intellectual property, (vi) trade names, trade dress, trademarks, domain names, service marks, logos, business names, and registrations and applications therefor, and (vii) the goodwill symbolized or represented by the foregoing;

“Investors Rights Agreement” means the Fifth Amended and Restated Investors Rights Agreement entered into between, among others, the Issuer and its shareholders on December 27, 2021, as amended from time to time;

“IPO” means the Issuer’s first firm commitment underwritten public offering of its Class A ordinary shares or ordinary shares (as applicable), or securities representing such Class A ordinary shares or ordinary shares (as applicable), on an Approved Exchange.

“Knowledge of the Issuer” means the actual knowledge of Mr. Ziyu Shen and Mr. Xiaogang Chen;

“Law” or “Laws” means any and all provisions of any applicable constitution, treaty, statute, law, regulation, ordinance, code, rule, or rule of common law, any governmental approval, concession, grant, franchise, license, agreement, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Authority, in each case as amended, and any and all applicable Governmental Orders;

“Lien” means any claim, charge, easement, encumbrance, lease, covenant, security interest, lien, option, pledge, rights of others, or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by Contract, understanding, law, equity or otherwise;

“Listing Rules” means the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited;

“Material Adverse Effect” means any event or circumstance or any combination of them that is materially adverse to the business, operations, assets, properties, business or financial condition, results or prospects of the Group taken as a whole or to the ability of the Issuer to perform its obligations under this Agreement or any other Transaction Document; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect”: (a) any change in applicable Laws or generally accepted accounting principles or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking or refraining from taking of any action required to be taken or refrained from being taken under this Agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic or pandemic, acts of nature or change in climate, (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, riots or insurrections, (f) any action taken by, or at the request of, the Investor, (g) any matter set forth on the Disclosure Schedule or disclosed to the Investor on any document made available to the Investor on or prior to the date of this Agreement, (h) any events that are cured by the Issuer prior to the Closing, or (i) any worsening of the events referred to in clauses (a), (b), (d), (e) or (g) to the extent existing as of the date of this Agreement;

“Maturity Date” shall have the meaning ascribed to such term in the Convertible Senior Note.

“Permits” means licenses, franchises, permits, certificates, registrations, approvals, consents and authorizations from any Authority;

“Person” means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity;

“PRC” means the People’s Republic of China, and for the purposes of this Agreement excludes Hong Kong, the Macau Special Administrative Region and Taiwan;

“Purchase Price” has the meaning given to it in clause 2.1;

“Representatives” has the meaning given to it in clause 10.1;

“Required Internal Approval” has the meaning given to it in clause 3.2;

“SEC” means the U.S. Securities and Exchange Commission;

“Series B Preferred Shares” means the series B preferred shares of the Issuer with a par value of US$0.000005 per share, with the rights and privileges as set forth in the Articles and the Investors Rights Agreement.

“Subsidiary” means, with respect to any given Person, any other Person that is Controlled directly or indirectly by such given Person from time to time;

“Surviving Provisions” means clauses 1 (Definitions), 8 (Expenses), 13 (Confidentiality), 15 (Termination), 13 (Notices), 17 (Miscellaneous) and 15 (Governing law and Dispute Resolution);

“Tax Return” means any return, report or statement showing Taxes, used to pay Taxes, or required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated or provisional Tax.

“Taxes” mean, (i) in the PRC: (a) any national, provincial, municipal, or local taxes, charges, fees, levies, or other assessments, including without limitation, all net income (including enterprise income tax and individual income withholding tax), turnover (including value-added tax, business tax, and consumption tax), resource (including urban and township land use tax), special purpose (including land value-added tax, urban maintenance and construction tax, and additional education fees), property (including urban real estate tax and land use fees), documentation (including stamp duty and deed tax), filing, recording, social insurance (including pension, medical, unemployment, housing, and other social insurance withholding), tariffs (including import duty and import value-added tax), and estimated and provisional taxes, charges, fees, levies, or other assessments of any kind whatsoever, (b) all interest, penalties (administrative, civil or criminal), or additional amounts imposed by any Authority in connection with any item described in sub-clause (a) above, and (c) any form of transferee liability imposed by any Authority in connection with any item described in sub-clauses (a) and (b) above, and (ii) in any jurisdiction other than the PRC: all similar liabilities as described in sub-clause (i)(a) and (i)(b) above;

“Transaction Documents” means this Agreement, the Convertible Senior Notes, and any and all other agreements and instruments being or to be entered into in connection with the transactions contemplated by any of the foregoing;

“U.S.” means the United States of America; and

“US$” and “US dollars” means United States dollars, the legal currency of the U.S.

1.2            In this Agreement:

(a)	words denoting the singular shall include the plural and vice versa;

(b)	words denoting one gender shall include each gender and all genders;

(c)	the term “or” is not exclusive;

(d)	the term “including” shall be deemed to be followed by “but not limited to”;

(e)	references to clauses and the Schedules are, unless stated otherwise, references to clauses of and the schedules to this Agreement;

(f)	headings are inserted for convenience only and will not affect the construction of this Agreement;

(g)	any reference to an enactment or a statutory provision is a reference to it as it may have been or may from time to time be amended, modified, consolidated or re-enacted;

(h)	the terms “hereof”, “herein” and “hereunder” (and any other similar expressions) refer to this Agreement as a whole and not to any particular clause or other portion hereof; and

(i)	each representation, warranty, agreement, and covenant contained herein will have independent significance, regardless of whether also addressed by a different or more specific representation, warranty, agreement, or covenant.

1.3           The recitals and the Schedules shall be deemed to be incorporated in this Agreement.

2.	ISSUANCE AND PURCHASE OF THE NOTES

2.1	Subject to and in accordance with the provisions of this Agreement, the Issuer agrees to issue and sell to the Investor, and the Investor agrees to subscribe for and purchase, a Convertible Senior Note for a purchase price equal to US$10,000,000 (the “Purchase Price”) at the Closing.

3.	CLOSING

3.1	The Closing shall take place remotely on the Closing Date via the exchange of documents and signatures, so long as the conditions to the Closing set forth in clause 4 below (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) are satisfied or duly waived as of the Closing Date.

3.2	The Issuer shall, prior to the Closing Date, procure that meetings of the Board and the shareholders are duly convened and held or resolutions in writing of the Board and the shareholders are passed in accordance with the Articles and the Investors Rights Agreement at/for which: (a) the execution of this Agreement and the other Transaction Documents and the performance of the Issuer’s obligations hereunder and thereunder; (b) the execution of the Convertible Senior Notes; (c) the issuance of the Notes to the Investors in accordance with this Agreement; and (d) the performance by the Issuer of its other obligations under the Transaction Documents, have been approved and/or ratified (the “Required Internal Approval”).

3.3	At the Closing:

(a)	the Issuer shall deliver the following to the Investor:

(i)	a Convertible Senior Note dated the Closing Date with an aggregate principal amount of the Purchase Price, duly executed by the Issuer;

(ii)	a certificate referred to in clause 4.2(e); and

(iii)	copies of all other Transaction Documents, duly executed by all parties thereto (other than the Investor or its Affiliates).

(b)	against delivery of the items set out in clause 3.3(a) and the Issuer delivering a written notice to the Investor of all closing conditions being satisfied or waived (as applicable), the Investor shall (i) pay or cause to be paid the Purchase Price to the Issuer by wire transfer of immediately available funds in US dollars to a bank account designated by the Issuer, evidence of such payment taking the form of a confirmation from the paying bank that it has made such payment or a SWIFT message showing such wire transfer, and (ii) deliver to the Issuer a certificate, referred to in clause 4.3(c).

4.             CONDITIONS PRECEDENT

4.1	The obligations of the Parties to consummate the transactions contemplated under this Agreement are subject to the satisfaction, on the Closing Date, of the following condition:

(a)	no injunction, interim or otherwise, having been granted in respect of the Issuer and no law having been enacted, issued or promulgated that would enjoin or prohibit or fundamentally alter the terms of the transactions contemplated by the Transaction Documents.

4.2	The obligations of the Investor to consummate the transactions contemplated under this Agreement are subject to the satisfaction, on the Closing Date, of the following conditions, any of which may be waived in writing by the Investor in its sole discretion:

(a)	the representations and warranties of the Issuer contained in clauses 5.1 (a) through (c) and (e) through (f) shall be true and correct in all respects as of the date hereof and as of the Closing Date;

(b)	each of the other representations and warranties of the Issuer contained in clause 5.1 shall be true and correct as of the date hereof and as of the Closing Date (except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date) in all material respects ( except for those representations and warranties that are qualified by “material” or “Material Adverse Effect” or any similar qualification or exception, which shall be true and correct to such extent);

(c)	the Issuer shall have performed and complied with, in all material respects, the covenants, obligations and agreements required under the Transaction Documents to be performed or complied with by the Issuer on or prior to the Closing Date, including providing all deliverables set forth in clause 3.3(a) hereof;

(d)	there shall not exist or have occurred any event, circumstance, development or change that, individually or in the aggregate, has or would reasonably be expected to have a Material Adverse Effect; and

(e)	the Issuer shall have delivered to the Investor a certificate, dated as of the Closing Date, executed by an executive officer of the Issuer, certifying the satisfaction of the conditions specified in clauses 4.2(a), (b) and (c) above.

4.3	The obligations of the Issuer to consummate the transactions contemplated under this Agreement with the Investor are subject to the satisfaction, on the Closing Date, of the following conditions, any of which may be waived in writing by the Issuer with respect to that Investor in its sole discretion:

(a)	the representations and warranties of the Investor contained in clauses 5.2 (a) through (b) shall be true and correct in all respects as of the date hereof and as of the Closing Date;

(b)	each of the other representations and warranties of the Investor contained in clause 5.2 hereof shall be true and correct as of the date hereof and as of the Closing Date (except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date) in all material respects (except for those representations and warranties that are qualified by “material” or “Material Adverse Effect” or any similar qualification or exception, which shall be true and correct to such extent);

(c)	the Investor shall have performed and complied with, in all material respects, the covenants, obligations and agreements required under the Transaction Documents to be performed or complied with by the Investor on or prior to the Closing Date; and

(d)	the Investor shall have delivered to the Issuer a certificate, dated as of the Closing Date, executed by a duly authorized officer of the Investor, certifying the satisfaction of the conditions specified in clauses 4.3(a) and (b) above.

5.             REPRESENTATIONS AND WARRANTIES

Representations and Warranties of the Issuer

5.1	The Issuer represents and warrants to the Investor that, subject to such exceptions specifically set forth in the Disclosure Schedule attached hereto as Schedule 2 (the “Disclosure Schedule”), the statements in this clause 5.1 are true and correct as of the date hereof and as of the Closing Date. For the avoidance of doubt, except for this clause 5.1, the Issuer makes no express or implied representation or warranty (oral or written) with respect to the Group Companies or their respective businesses, assets or conditions (financial or otherwise), and the Issuer hereby disclaims any such other representations or warranties, if any, and all other warranties expressed or implied by law, trade, custom, usage or otherwise are hereby expressly excluded by the Issuer.

(a)	Organization, Good Standing and Qualification. Each Group Company is duly incorporated, organized, validly existing and in good standing (or equivalent status in the relevant jurisdiction) under, and by virtue of, the laws of the place of its incorporation or establishment. Each of the Group Companies has all requisite capacity, power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted, and is duly qualified to transact business in each jurisdiction in which it conducts and proposes to conduct business, except where the failure to be so qualified would not be material to the Group taken as a whole.

(b)	Authorization. All corporate actions on the part of the Issuer for the authorization, execution, delivery and performance of each Transaction Document and the transactions contemplated thereby, have been taken or will be taken prior to the Closing. Each Transaction Document has been duly executed and delivered by the Issuer and constitutes valid and legally binding obligations of such party, enforceable against such party in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies (collectively, the “Enforceability Exceptions”).

(c)	Approvals. Each approval, authorization or consent which is required to be obtained by the Issuer in connection with the consummation of the transactions contemplated under this Agreement and the other Transaction Documents will have been obtained prior to and be effective as of the Closing.

(d)	Corporate Structure; Subsidiaries. The corporate particulars of each Group Company as set forth in the Disclosure Schedule are true and accurate. The Disclosure Schedule also sets forth a complete structure chart of the Group Companies, illustrating the ownership and Control relationships among all Group Companies.

(e)	Valid Issuance. The Note, when issued and delivered by the Issuer, will constitute a senior, direct, unconditional, unsubordinated and unsecured indebtedness of the Issuer, and will at all times rank pari passu with all existing and future unsubordinated and unsecured obligations of the Issuer. The Conversion Shares, when issued and delivered by the Issuer to the Investor in accordance with the terms of the Convertible Senior Note, will be duly and validly issued, fully paid and non-assessable, free from any Liens (except for any restrictions on transfer under applicable securities Laws, the Articles, the Investors Rights Agreement and under the Transaction Documents).

(f)	Capitalization

(i)	The Disclosure Schedule provides a true, complete and correct list as of the date hereof and as of the Closing Date of all shareholders owning issued and outstanding shares of the Issuer, together with the number of shares held by each such shareholder

(ii)	As of the date of this Agreement, the authorized share capital of the Issuer is US$50,000 divided into (i) 9,923,950,082 ordinary shares of par value US$0.000005 each, of which 198,035,714 are issued and outstanding; (ii) 5,043,104 Series Angel preferred shares of par value US$0.000005 each, all of which are issued and outstanding; (iii) 24,464,286 Series A preferred shares of par value US$0.000005 each, all of which are issued and outstanding; (iv) 24,612,081 Series A+ preferred shares of par value US$0.000005 each, all of which are issued and outstanding; (v) 7,164,480 Series A++ preferred shares of par value US$0.000005 each, all of which are issued and outstanding; and (vi) 14,765,967 Series B preferred shares of par value US$0.000005 each, all of which are issued and outstanding.

(g)	Compliance with Laws; Permits. Each Group Company is, and has been, in compliance with all applicable Laws in all material respects. Each Group Company holds all material Permits necessary for the lawful conduct of its respective businesses.

(h)	Financial Data. The Issuer has delivered copies of its unaudited condensed financial data (the “Financial Data”) for the period from January 1, 2021 to December 31, 2021 (the “Statement Date”) to the Investor. All Financial Data that were provided to the Investor were prepared in all material respects in accordance with generally accepted accounting principles in the U.S. and are true and correct in all material respects.

(i)	Litigation. there is no action, suit, proceeding, claim, arbitration or investigation pending or, to the Knowledge of the Issuer, threatened in writing against any Group Company or any Group Company’s activities, properties or assets that would have a Material Adverse Effect.

(j)	No Liabilities. No Group Company has any indebtedness, obligation or liability (whether accrued, absolute, contingent or otherwise, and whether due or to become due) except for (i) indebtedness, obligations and liabilities set forth in the Financial Data that have not been satisfied since the Statement Date, (ii) indebtedness incurred by the Company under the Note, (iii) indebtedness incurred under loan agreements or facility agreements entered into with commercial banks since the Statement Date, from which the proceeds shall be used for general corporate and working capital purposes only, and (iii) current indebtedness, obligations and liabilities incurred since the Statement Date in the ordinary course of the Group’s business consistent with its past practices.

(k)	Material Contracts. The agreements, contracts, leases, licenses, instruments, commitments, indebtedness, liabilities and other obligations to which a Group Company is a party or by which it is bound that are material to the conduct and operations of its business and properties are collectively the “Material Contract(s)”. For purposes of this clause 5.1(k), “material” shall mean any agreement, contract, indebtedness, liability, arrangement or other obligation (i) having an aggregate value, cost, liability or amount in excess of US$15,000,000, (ii) containing the financing, restructuring, voting power arrangement or change of Control of the Issuer, (iii) transferring or licensing any material assets or any material Intellectual Property to or from any of the Group Companies (other than licenses granted in the ordinary course of business). Each Material Contract is a valid and binding agreement of the parties thereto, the performance of which does not and will not violate any applicable Laws in any material respect, and is in full force and effect against the parties thereto. Each Group Company has duly performed its obligations under each Material Contract in all material respects to the extent that such obligations to perform have accrued, and no substantive breach or default, to the Knowledge of the Issuer, alleged breach or alleged default, or event which would constitute a substantive breach or default thereunder by such Group Company or any other party or obligor with respect thereto, has occurred, except where the failure to perform the obligation would not, individually or in the aggregate, reasonably be expected to cause any Material Adverse Effect. No Group Company has given notice that it intends to terminate a Material Contract or, to the Knowledge of the Issuer, that any other party thereto has breached, violated or defaulted under any Material Contract, and no Group Company has received any written notice that it has breached, violated or defaulted under any Material Contract or, to the Knowledge of the Issuer, that any other party thereto intends to terminate such Material Contract.

(l)	Properties.

(i)	Real Property. The Group Companies does not own any real property (including land use right). Each lease to which any Group Company is a party is a valid and binding obligation of the applicable Group Company, enforceable in accordance with its terms against such Group Company, and to the Knowledge of the Issuer, each other party thereto, subject to the Enforceability Exceptions.

(ii)	Intellectual Property.

(A)	Company IP. The Group Companies legally own the ownership, rights, interests, authorization or license of the Intellectual Property rights necessary for the Group’s principal business, and the aforementioned ownership, rights, interests, authorization and license are not subject to any limitation of the burden of rights except the limitations set forth in the agreements in connection with such Intellectual Property rights (“Company IP”).

(B)	IP Ownership. All Company Registered IP is owned by and registered or applied for solely in the name of the Group Companies, is valid and subsisting and has not been abandoned, and all necessary registration, maintenance and renewal fees with respect thereto and currently due have been satisfied. None of the Group Companies or, to the Knowledge of the Issuer, any of its employees, officers or directors has taken any actions or failed to take any actions that would cause any Company Owned IP to be invalid, unenforceable or not subsisting. No Company Owned IP is the subject of any Lien, license or other Contract granting rights therein to any other Person (except non-exclusive Licenses in the ordinary course of the Group’s business). No Group Company is or has been a member or promoter of, or contributor to, any industry standards bodies, patent pooling organizations or similar organizations that could require or obligate the Group Company to grant or offer to any Person any license or right to any Company Owned IP.

(C)	Infringement, Misappropriation and Claims. There is no action pending or, to the Knowledge of the Issuer, threatened alleging any such violation, infringement or misappropriation or challenging the Company’s or any of its Subsidiaries’ rights in or to any Intellectual Property which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Issuer, no Person has violated, infringed or misappropriated any Company Owned IP in any material respect, and the Group Companies have not given any written notice to any other Person alleging any of the foregoing.

(m)	Employment Matters.

(i)	The relevant Group Company has entered into employment contracts and agreements that contain confidentiality, non-compete and intellectual property assignment provisions with each member of its senior management.

(ii)	Each Group Company has complied with all applicable Laws relating to employment and labor in all material respects, including without limitation the applicable PRC Laws pertaining to social insurance. There is no material claim with respect to payment of wages, salary, overtime pay, withholding individual income taxes, social security fund or housing fund that is now pending or, to the Knowledge of the Issuer, threatened before any Authority with respect to any persons currently or formerly employed by any Group Company.

(iii)	There has not been, and there is not now pending or, to the Knowledge of the Issuer, threatened, any strike, union organization activity, lockout, slowdown, picketing, or work stoppage or any unfair labor practice charge against any Group Company. No Group Company is bound by or subject to (and none of their assets or properties is bound by or subject to) any written or oral Contract, commitment or arrangement with any labor union or any collective bargaining agreements.

(n)	Tax Matters. Each Group Company (a) has timely filed all Tax Returns that are required to have been filed by it with any Authority, (b) has timely paid all Taxes owed by it which are due and payable (whether or not shown on any Tax Return) and withheld and remitted to the appropriate Authority all Taxes which it is obligated to withhold and remit from amounts owing to any employee, creditor, customer or third party, and (c) has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency other than, in the case of (a) and (b), unpaid Taxes that are in contest with Tax authorities by such Group Company in good faith or nonmaterial in amount.

(o)	Organizational Documents; Books and Records. The organizational documents of the Group Companies are valid and all organizational documents required to be filed by each Group Company with the applicable Authorities in respect of the relevant jurisdiction in which such Group Company is incorporated have been properly filed in all material respects. Each Group Company has been in compliance with its organizational documents in all material respects, and none of the Group Companies has violated or breached any of its respective charter documents in any material respect. Each Group Company properly maintains its corporate records including without limitation (i) minutes of each meeting of its board of directors, any committees of its board of directors and its shareholders, and (ii) each written resolution in lieu of a meeting by its board of directors, any committees of its board of directors and its shareholders.

Representations and Warranties of the Investor

5.2	The Investor hereby represents and warrants to the Issuer that:

(a)	Organization and Good Standing. The Investor is duly incorporated, organized, validly existing and in good standing (or equivalent status in the relevant jurisdiction) under, and by virtue of, the laws of the place of its incorporation or establishment. It is not in receivership or liquidation and has taken no steps to enter into liquidation, and no petition has been presented for the winding-up of the Investor.

(b)	Authorization. The Investor has all requisite power and authority to execute and deliver this Agreement to which it is a party and to carry out and perform its obligations hereunder. The execution and delivery by the Investor of this Agreement and the performance by the Investor of the transactions contemplated hereunder have been duly authorized by all necessary corporate or other action of the Investor. This Agreement has been duly executed and delivered by the Investor and constitutes valid and legally binding obligations of the Investor, enforceable against the Investor in accordance with its terms, subject to Enforceability Exceptions. No consent, approval, authorization, order, filing, registration or qualification of or with any court, Authority or third person is required to be obtained by the Investor in connection with the execution and delivery of this Agreement by the Investor or the performance of the Investor’s obligations hereunder or thereunder.

(c)	Purchase for Own Account. The Note and the Conversion Shares will be acquired for the Investor’s own account, not as a nominee or agent, and not with a view to or in connection with the sale or distribution of any part thereof, and the Investor does not have any present intention of selling, granting any participation in, or otherwise distributing the same. The Investor does not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participation to such Person or any third Person, with respect to any Note or Conversion Shares.

(d)	Restricted Securities. The Investor understands that the Note and the Conversion Shares have not been, and will not be, registered under the U.S. Securities Act of 1933, as amended. The Investor further understands that the Note are and the Conversion Shares will be “restricted securities” under applicable U.S. federal securities laws that are subject to transfer restrictions under such laws. The Investor acknowledges that the Issuer has no obligation to register or qualify the Note or the Conversion Shares (other than registration rights attached to such Conversion Shares, if any), as the case may be, for resale. The Investor further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Note or the Conversion Shares, and on requirements relating to the Issuer which are outside of the Investor’s control, and which the Issuer is under no obligation and may not be able to satisfy.

(e)	No Public Market. The Investor understands that no public market now exists for the Note or the Conversion Shares, and that the Company has made no assurances that there will ever be a public market for the Note or the Conversion Shares.

6.           RESTRICTIONS ON DISPOSITION

6.1	Without the prior written consent of the Board, no Investor may assign or transfer this Agreement or any Note, or any of its rights, interests or obligations hereunder or thereunder, in whole or in part, to any person that is not its Affiliate.

6.2	In connection with a Listing through an IPO and if so requested by the Issuer, the Investor agrees to execute a separate lock-up undertaking in favour of the Issuer in respect of the Conversion Shares held by it for a period of no more than six (6) months, which undertaking shall be consistent with the lock-up undertakings agreed and given by all other investor shareholders of the Issuer.

7.	USE OF PROCEEDS

The Issuer shall use the proceeds from the subscription of the Note only for business expansion, capital expenditure and working capital purposes (including but not limited to new product development, talent acquisition, operating expenses, investments and mergers and acquisitions, and fees and expenses in connection with the issuance of the Notes).

8.	EXPENSES

Each Party shall bear its own expenses in connection with (i) the preparation and negotiation of this Agreement and the other Transaction Documents, (ii) its performance under this Agreement and the other Transaction Documents and (iii) the consummation of the transactions contemplated hereby and thereby, including all fees and expenses of such Party’s agents, representatives, financial and legal advisors and accountants.

9.	COVENANTS

9.1	If the Issuer carries out a Hong Kong IPO and believes any provision under any of the Transaction Documents contravenes the Listing Rules or related regulations or guidance materials (such provision, the “Contravening Provision”), the Parties hereby agree to negotiate in good faith to execute amendments to this Agreement and any other Transaction Documents so as to comply with the Listing Rules or related regulations or guidance materials.

9.2	If the Investor elects to convert the Note into Conversion Shares, the Issuer shall have duly authorized and validly reserved for issuance such number of Conversion Shares as shall be sufficient to effect the conversion of the Note.

9.3	If no Listing is consummated on or prior to the Maturity Date, and the Investor elects to convert the Note into Conversion Shares, the Issuer and the Investor shall take all necessary and appropriate actions and execute all relevant documents so that the Investor will, upon converting any portion of a Note into Conversion Shares, become a party to the Investors Rights Agreement as an “Investor” and a “Series B Investor” as if it were an original party thereto. As a condition precedent to the conversion, the Investor shall sign a deed of adherence to become a party to the Investors Rights Agreement in the capacity as an investor, such deed of adherence in form and substance reasonably satisfactory to the Issuer.

9.4	In the event the Issuer issues, at any time prior to the earlier of (i) the Maturity Date, and (ii) the date on which the principal amount under the Note and interests accrued thereon have been repaid in full, any convertible notes to any investor on terms that are more favorable to such investor than the terms of this Agreement or the other Transaction Documents, the Issuer shall notify the Investor and, at the Investor’s written request, amend this Agreement or any other Transaction Document (as applicable) to provide for the same more favorable terms.

10.	CONFIDENTIALITY

10.1	Each Party undertakes that it shall, and shall procure that its Affiliates, directors, officers, employees, agents and professional and other advisers (collectively, its “Representatives”) will, use its best endeavours to keep confidential at all times and not permit or cause the disclosure of any information (other than to its Representatives) which it may possess or acquire before, on or after the date of this Agreement relating to the provisions of, and negotiations leading to, this Agreement or the other Transaction Documents and the performance of the obligations hereunder or thereunder (such information, “Confidential Information”).

10.2	Each Party shall alert the other Parties as soon as is reasonably practical after it becomes aware of any unauthorized use or disclosure, or suspected unauthorized use or disclosure of Confidential Information.

10.3	Any release of Confidential Information by any Party, privately or to the public, shall be subject to the prior written approval of the other Party. Notwithstanding the foregoing, Confidential Information may be disclosed by any Party:

(a)	if the Confidential Information is or becomes generally available to the public other than as a result of disclosure by or at the direction of a Party or any of its Representatives in violation of this Agreement;

(b)	after giving prior notice to the concerned Party or Parties to the extent practicable under the circumstances and subject to any practicable arrangements to protect confidentiality, to the extent requested or required under the rules of any stock exchange on which the shares of a Party or its parent company are listed or by applicable laws or governmental regulations or judicial or regulatory process or in connection with any judicial process regarding any legal action, suit or proceeding arising out of or relating to this Agreement;

(c)	to its shareholders and Representatives who need to know such information for the purpose of assisting the Parties in the transactions contemplated and performance of the obligations under this Agreement and the other Transaction Documents; and

(d)	to its current or prospective investors, provided that such persons are bound by appropriate confidentiality obligations at least as strict as the confidentiality provisions hereunder.

11.	INDEMNIFICATION

11.1	From and after the Closing, subject to the limits set forth in this clause 11, the Issuer shall indemnify, defend and hold harmless the Investor, its Affiliates and their respective officers, directors, employees and agents (collectively, the “Indemnitees”) from and against any and all losses, costs, liabilities, damages and expenses, including reasonable attorneys’ fees and disbursements in connection therewith (collectively, the “Indemnifiable Liabilities”), incurred by any Indemnitee as a result of or arising out of any breach by the Issuer of any representation, warranty, covenant, obligation or agreement contained in the Transaction Documents.

11.2	Except in the case of fraud, willful misconduct or gross negligence,

(a)	the aggregate liability of the Issuer for Indemnifiable Liabilities incurred by the Investor shall not exceed the Purchase Price, provided that this limit on liability shall not apply to any payment obligation of the Issuer under the Transaction Documents or the Issuer’s obligations to deliver any relevant Conversion Shares in accordance with this Agreement;

(b)	the Issuer shall not be liable to the Investor in respect of any claim under this Agreement for any breach of the Issuer’s representations or warranties unless (i) the Investor has given the Issuer written notice of the claim (stating in reasonable detail the nature of the claim and, if practicable, the amount claimed) on or before the date that is one (1) year from the Closing Date (or 18 months if the Note is converted into Conversion Shares pursuant to Section 3.2 of the Convertible Senior Note) and (ii) the aggregate amount of the Indemnifiable Liabilities suffered or incurred by such Indemnitees thereunder exceeds US$1,000,000, in which case the Issuer shall be liable to such Indemnitees for the excess amount; and

(c)	notwithstanding any other provision to the contrary, the Issuer shall not be liable for any consequential, exemplary, punitive, special, indirect or incidental damages, including, without limitation, loss of profits or revenue.

12.	TERMINATION

12.1	This Agreement shall automatically terminate as between the Issuer and the Investor upon the earliest to occur of:

(a)	the mutual written consent of the Issuer and the Investor;

(b)	the delivery of written notice to terminate by either the Issuer or the Investor if Closing shall not have occurred by the date that is three (3) months after the date of this Agreement; provided, however, that such right to terminate this Agreement under this clause 12.1(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement shall have been the principal cause of, or shall have resulted in, the failure of Closing to occur on or prior to such date; or

(c)	by the Issuer or the Investor in the event that any Authority shall have issued an order or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by the Transaction Agreements and such order or other action shall have become final and non-appealable.

12.2	If this Agreement is terminated pursuant to clause 12.1, this Agreement shall become null and void and of no further force and effect, except that the Surviving Provisions shall remain in full force and effect; provided that nothing herein shall relieve any Party from liability for any breach of this Agreement that occurred prior to such termination.

13.	NOTICES

13.1	Any notice required or permitted pursuant to this Agreement shall be given in writing and shall be given either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to the address or number of the relevant Party as set out in clause 13.2 (or at such other address or number as such Party may designate by fifteen (15) days’ advance written notice to the other Parties given in accordance with this clause 13.1). Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognised courier a letter containing the notice, with a written confirmation of delivery, and to have been effected at the earlier of (i) delivery (or when delivery is refused) and (ii) expiration of two (2) Business Days after the letter containing the same is sent as aforesaid. Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organisation, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid, if such day is a Business Day and if sent during normal business hours of the recipient, otherwise the next Business Day. Notwithstanding the foregoing, to the extent a “with a copy to” address is designated, notice must also be given to such address in the manner above for such notice, request, consent or other communication hereunder to be effective.

13.2	The addresses, fax numbers and electronic mail addresses of the Parties for the purpose of clause 13.1 are as follows:

If to the Issuer:

Address:	16/F, Tower 2, China Eastern Airline Binjiang Center, 277 Longlan Road, Xuhui District, Shanghai

For the attention of:	Redact
Email:	Redact

If to the Investor:

Address:	7/F, Tower 2, China Eastern Airline Binjiang Center, 277 Longlan Road, Xuhui District, Shanghai

For the attention of:	Redact
Email:	Redact

14.	MISCELLANEOUS

14.1	Further Assurance. Upon the terms and subject to the conditions herein, each of the Parties agrees to take or cause to be taken all action, to do or cause to be done, to execute such further instruments, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable laws or otherwise to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the other Transaction Documents and, to the extent reasonably requested by another Party, to enforce rights and obligations pursuant hereto or thereto.

14.2	No Third Party Rights. Except to the extent otherwise set out herein, no person other than the Parties to this Agreement shall have any right to enforce, or enjoy the benefit of, any of the provisions of this Agreement.

14.3	Rights Cumulative; Specific Performance. Each and all of the various rights, powers and remedies of a Party will be considered to be cumulative with and in addition to any other rights, powers and remedies that such Party may have at law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such party. Without limiting the foregoing, the Parties acknowledge and agree irreparable harm may occur for which money damages would not be an adequate remedy in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, notwithstanding anything in this Agreement to the contrary, any Party shall be entitled to injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

14.4	Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. If, however, any provision of this Agreement shall be invalid, illegal or unenforceable under any applicable law in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such law, or, if for any reason it is not deemed so modified, it shall be invalid, illegal, or unenforceable only to the extent of such invalidity, illegality or limitation on enforceability without affecting the remaining provisions of this Agreement, or the validity, legality or enforceability of such provision in any other jurisdiction.

14.5	Amendments and Waivers. Any term of this Agreement may not be amended, modified or supplemented, and no provision hereof may be waived, except by a written instrument executed by all the Parties. Any amendment effected in accordance with this clause 14.5 shall be binding upon each Party. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Party against whom such waiver is sought.

14.6	No Waiver. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof will not be deemed a waiver of such term, covenant or condition, nor will any waiver or relinquishment of, or failure to insist upon strict compliance with, any right, power or remedy hereunder at any one or more times be deemed a waiver or relinquishment of such right, power or remedy at any other time or times.

14.7	Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any Party under this Agreement, upon any breach or default of any other Party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.

14.8	Entire Agreement. This Agreement and the other Transaction Documents, together with all schedules and exhibits hereto and thereto, constitute the full and entire understanding and agreement among the Parties with regard to the subjects hereof and thereof, and supersede all other agreements between or among any of the Parties with respect to the subject matters hereof and thereof. This Agreement shall take effect and become binding on and enforceable against the parties upon execution hereof.

14.9	Counterparts. This Agreement may be executed in any number of counterparts, and by each Party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Facsimile and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.

15.	GOVERNING LAW AND DISPUTE RESOLUTION

15.1	This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws thereunder.

15.2	The Parties agree to negotiate in good faith to resolve any dispute between them regarding this Agreement. If the negotiations fail to resolve the dispute within fifteen (15) days after the commencement of the negotiation, clause 15.3 shall apply.

15.3	In the event the Parties are unable to resolve a dispute between them regarding this Agreement in accordance with clause 15.2 above, such dispute shall be referred to and finally settled by arbitration administered by the Hong Kong International Arbitration Centre (the “HKIAC”) under the HKIAC Administered Arbitration Rules in force at the time of commencement of the arbitration. The seat of arbitration shall be Hong Kong. There shall be three arbitrators. The claimant and respondent shall each nominate one (1) arbitrator and the third arbitrator shall be appointed by the HKIAC. The arbitration proceedings shall be conducted in English. The award of the arbitral tribunal shall be final and binding upon the parties thereto, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

(Remainder of page intentionally left blank)

IN WITNESS WHEREOF this Agreement has been duly executed by the authorised representatives of the Parties on the date first above written.

ECARX HOLDINGS INC.

By:
Name:
Title:

[Signature Page to Convertible Note Purchase Agreement]

IN WITNESS WHEREOF this Agreement has been duly executed by the authorised representatives of the Parties on the date first above written.

LOTUS TECHNOLOGY INC.

By:
Name:
Title:

[Signature Page to Convertible Note Purchase Agreement]